NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Vice President, Finance and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE

NL REPORTS FOURTH QUARTER RESULTS

DALLAS, TEXAS – March 11, 2009 - NL Industries, Inc. (NYSE:NL) today reported net income of $36.3 million, or $.75 per diluted share, in the fourth quarter of 2008 compared to $10.0 million, or $.21 per diluted share, in the fourth quarter of 2007.  For the full year 2008, NL reported net income of $33.2 million, or $.68 per diluted share compared to a net loss of $1.7 million, or $.04 per diluted share, for 2007.

Net sales decreased 12% in the fourth quarter of 2008 as compared to the fourth quarter of 2007, and decreased 7% in 2008 compared to 2007.  The decreases were principally due to lower order rates from many of CompX’s customers resulting from the economic slowdown in North America.  Income from operations attributable to CompX was $3.1 million in the fourth quarter of 2008 compared to $1.3 million in the same period of 2007.  Operating income in the fourth quarter of 2007 was negatively impacted by $1.9 million in expenses relating to the consolidation of three of the company’s northern Illinois facilities into one new facility.  Fourth quarter 2008 income from operations was positively impacted by the favorable effect of changes in currency exchange rates of $1.4 million compared to the previous year.  Additionally, income from operations comparisons were impacted by increased raw material costs offset by the favorable effects of the continuation of cost reductions throughout 2008.

During the third quarter of 2008 we recorded a noncash impairment charge of $10.1 million relating to CompX’s marine components operations.  For the full year 2008, excluding the 2008 goodwill impairment charge, income from operations attributable to CompX was $15.4 million in 2008 compared to $15.4 million in 2007, although 2007 income from operations was impacted by $2.7 million in facility consolidation costs. Excluding the goodwill impairment charge, income from operations comparisons were primarily impacted by the net result of lower order rates from many of our customers due to unfavorable economic conditions in North America and increased raw material costs, offset by the favorable effects of facility consolidation costs incurred in 2007, the continuation of cost reductions throughout 2008 and changes in currency exchange rates.

Kronos’ net sales of $246.9 million in the fourth quarter of 2008 were $63.5 million, or 21%, lower than the fourth quarter of 2007.   Net sales of $1,316.9 million for the full year of 2008 were $6.6 million, or 1%, higher than the full year of 2007.  Kronos’ net sales decreased in the fourth quarter of 2008 primarily due to lower sales volumes and to the unfavorable effect of fluctuations in foreign currency exchange rates, which decreased sales by approximately $16 million, partially offset by higher average TiO2 selling prices.  For the full year period, net sales increased due to the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $61 million, and higher average TiO2 selling prices, partially offset by lower sales volumes.  Kronos’ average selling prices were 9% higher in the fourth quarter of 2008 compared to the fourth quarter of 2007, and prices were 2% higher for the year.  The table at the end of this release shows the impact of each of these items on Kronos’ sales.

Kronos’ income from operations for the fourth quarter of 2008 increased by 99% compared to the fourth quarter 2007 and declined by 44% for the full year 2008 compared to 2007.  The fluctuations were due primarily to higher average TiO2 selling prices and the positive effect of fluctuations in foreign currency exchange rates.  This increase was partially offset by lower sales volumes and higher energy and raw materials costs.  Full year income from operations decreased due to higher raw materials, energy, and other manufacturing costs, lower TiO2 sales volumes, and the negative effects of fluctuations in foreign currency exchange rates.

Changes in currency exchange rates affected Kronos’ income from operations by increasing income from operations by approximately $10 million in the fourth quarter of 2008 compared to the same period in 2007 and decreased income from operations by approximately $4 million for the full year of 2008 compared to 2007.

Kronos’ TiO2 sales volumes were 26% lower in the fourth quarter of 2008 as compared to the fourth quarter of 2007, and volumes were 8% lower for the year, as poor overall economic conditions lead to a global weakening of demand. Kronos’ TiO2 production volumes were 1% lower in the fourth quarter of 2008 as compared to the same period in 2007, while production volumes increased slightly for the full year.

Kronos’ income tax benefit in 2008 includes a $7.2 million (NL’s equity interest was $1.7 million, or $.03 per diluted share, net of tax) non-cash deferred income tax benefit related to a European Court ruling that resulted in the favorable resolution of certain income tax issues related to its German operations and an increase in the amount of its German corporate and trade tax net operating loss carryforwards.  Kronos’ provision for income taxes in 2007 includes (i) a non-cash charge of $90.8 million (NL’s equity interest was $21 million after tax or $.43 per diluted share) primarily related to the reduction in Kronos’ net deferred income tax asset in Germany resulting from the enactment of legislation reducing the income tax rates, (ii) a non-cash charge of $8.7 million (NL’s equity interest was $2 million, or $.04 per diluted share, net of tax benefit) related to the adjustment of certain tax attributes of its German subsidiary, and (iii) a non-cash income tax benefit of $2.0 million due to a net decrease in its reserve for uncertain tax positions.

Litigation settlement gain relates to a $48.8 million pre-tax gain ($31.5 million, or $.65 per diluted share, net of tax) recognized in the fourth quarter of 2008 related to the initial closing associated with the settlement of condemnation proceedings on certain real property we owned that is subject to environmental remediation.

Securities transactions gains in 2007 relate principally to a $22.7 million pre-tax gain ($14.7 million, or $.30 per diluted share, net of income taxes) recognized from the sale of 800,000 shares of TIMET common stock.

Insurance recoveries relate to amounts we received from certain of our former insurance carriers, and are principally associated with the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  These recoveries aggregated $9.6 million ($6.2 million, or $.13 per diluted share, net of income taxes) in 2008 and $5.6 million ($3.7 million, or $.08 per diluted share, net of income taxes) in 2007.

Corporate expenses were lower in the fourth quarter and full year of 2008 as compared to the fourth quarter and full year of 2007 primarily due to lower litigation and related expenses offset in part by higher environmental expenses.

Interest income in 2008 includes $4.3 million ($.06 per diluted share) related to interest received on escrow funds related to the litigation settlement gain discussed earlier in this release.

The goodwill impairment charge of $10.1 million discussed above is non-deductible goodwill for income tax purposes.  Accordingly, there is no income tax benefit associated with the impairment charge.  Our income tax expense in 2008 includes a $2.1 million ($.04 per diluted share) benefit related to a net reduction in our reserve for uncertain tax positions.  Our income tax benefit in 2007 includes income of $1.3 million ($.03 per diluted share) due to a reduction in our reserve for uncertain tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The extent of the dependence of the Company’s businesses on certain market sectors,
•	The cyclicality of certain of the Company's businesses,
•	The impact of certain long-term contracts on certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in raw material and other operating costs,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	Potential consolidation or solvency of competitors,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	Service industry employment levels,
•	Demand for high performance marine components,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates,
•	Operating interruptions,
•	The timing and amount of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	The ability of the Company to maintain sufficient liquidity,
•	The extent to which the Company’s subsidiaries were to become unable to pay dividends to the Company,
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria,

•	Potential difficulties in integrating completed or future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except earnings per share)

	Three months ended December 31,		Year ended December 31,
	2007	2008	2007	2008
	(Unaudited)

Net sales	$42.5	$37.4	$177.7	$165.5
Cost of goods sold	33.2	29.2	132.5	125.7

Gross margin	9.3	8.2	45.2	39.8

Selling, general and administrative expense	6.1	5.6	25.8	24.8
Other operating income (expense):
Insurance recoveries	1.8	7.2	5.6	9.6
Facility consolidation expense	(1.9)	-	(2.7)	-
Goodwill impairment	-	-	-	(10.1)
Litigation settlement gain	-	48.8	-	48.8
Currency transaction gains (losses)	(.1)	.6	(1.1)	.7
Corporate expense and other, net	(11.9)	(11.2)	(31.5)	(25.2)

Income (loss) from operations	(8.9)	48.0	(10.3)	38.8

Equity in earnings (losses) of Kronos Worldwide, Inc.	.6	2.5	(23.9)	3.2

General corporate items:
Interest and dividend income	1.2	1.1	4.8	8.0
Securities transactions gains, net	22.7	-	22.7	-
Interest expense	(.6)	(.6)	(.7)	(2.4)

Income (loss) before income taxes and minority interest	15.0	51.0	(7.4)	47.6

Provision for income taxes (benefit)	4.9	14.6	(8.3)	14.8
Minority interest in after-tax earnings (losses)	.1	.1	2.6	(.4)

Net income (loss)	$10.0	$36.3	$(1.7)	$33.2

Net income (loss) per basic and diluted share	$.21	$.75	$(.04)	$.68

Basic and diluted weighted-average shares used in the calculation of net income (loss) per share	48.6	48.6	48.6	48.6

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2008	2007	2008

CompX – component products	$1.3	$3.1	$15.4	$5.3
Insurance recoveries	1.8	7.2	5.6	9.6
Litigation settlement gain	-	48.8	-	48.8
Corporate expense and other, net	(12.0)	(11.1)	(31.3)	(24.9)

Income (loss) from operations	$(8.9)	$48.0	$(10.3)	$38.8

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended December 31, 2008 vs. 2007	Year ended December 31, 2008 vs. 2007
Percentage change in sales:
TiO2 product pricing	9%	2%
TiO2 sales volume	(26)%	(8)%
TiO2 product mix	1%	2%
Changes in foreign currency exchange rates	(5)%	5%

Total	(21)%	1%